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Exhibit 99.1

                           EZCONY INTERAMERICA, INC.

                                         Contact:
                                         Name:      Carlos Galvez
                                         Telephone: 011-507-441-6566
                                         Web Site:  www.info@ezcony.com

FOR IMMEDIATE RELEASE:

                EZCONY INTERAMERICA TO PETITION FOR ASSIGNMENT
                         FOR THE BENEFIT OF CREDITORS

COLON, PANAMA, March 22, 2002 - Ezcony Interamerica, Inc. (OTC Bulletin Board:
EZCO) today announced that it will file a Petition for Assignment for the Benefit of Creditors in the Circuit Court of the 11/th/ Judicial Circuit in and for Miami-Dade County, Florida. The purpose of the Assignment is to terminate Ezcony's operations and provide for an orderly dissolution of its assets. Ezcony is expected to sell its principal asset, the issued and outstanding capital stock of Ezcony Trading Corporation, a Panama corporation, and as such that business is expected to continue under new ownership.

During the current calendar quarter the principal lender of Ezcony was seized by the FDIC. The FDIC dishonored letters of credit issued in favor of Ezcony's suppliers and certain suppliers restricted the amount of inventory they would provide to Ezcony on open account. Accordingly, Ezcony's sales declined substantially from the same period in the prior year.

The Assignee for Ezcony Interamerica, Inc. is Donald Kaplan. The Assignee is charged with the orderly liquidation of Ezcony's assets and distribution of any proceeds to Ezcony's creditors. The Assignee has received an offer to purchase the shares of Ezcony Trading, Inc. for $35,000 from Trading Holdings, LLC.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995: The statements made in this news release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, the consummation of the asset sale and other risks detailed from time-to-time in Ezcony's public filings. Ezcony assumes no obligation to update the information included in this news release.

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